Exhibit 99

News Release

CCNE NASDAQ L I S T E D

Contact:	Charles R. Guarino
Treasurer
(814)765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2007

Clearfield, Pennsylvania – April 23, 2007

CNB Financial Corporation, the parent company of CNB Bank, today announced reported earnings of $1.9 million or $0.22 diluted earnings per share for the quarter ended March 31, 2007, compared to $2.4 million or $0.27 diluted earnings per share for the first quarter of 2006. The 2007 first quarter results represent a 21% decrease in earnings compared to the first quarter of 2006.

The decrease in earnings results primarily from a reduction in net security gains after tax of $213,000, along with increased operating costs. The increased operating costs, which primarily include salary, benefits and occupancy expenses, have been expected as the Corporation continues to grow ERIEBANK, a division of CNB Bank, and its consumer finance subsidiary, Holiday Financial Services Corporation.

William F. Falger, President and Chief Executive Officer, commented, “Even though our earnings number is down compared to the prior year, I am encouraged by the opportunities we are creating with the growth initiatives that we have undertaken. Loan growth in all activities should create a positive earnings stream when combined with our strong net interest margin of 4.15% that should help offset the increased costs.”

Financial Highlights (in thousands)	(Unaudited)		(Unaudited)

Consolidated Balance Sheets	31-Mar-07	31-Dec-06	31-Mar-06
	Consolidated	Consolidated	Consolidated
Assets
Cash and due from banks	$17,440	$18,530	$13,226
Interest-bearing deposits	22,661	7,021	14,959

CASH & CASH EQUIVALENTS	40,101	25,551	28,185
Securities available for sale	157,088	156,696	163,403
Loans held for sale	2,972	2,420	4,547
NET LOANS	535,820	540,934	520,833
FHLB & Federal Reserve Stock	4,231	5,321	4,800
Premises & Equipment, Net	16,352	16,237	13,794
Bank Owned Life Insurance	14,615	14,484	13,964
Intangible, net	11,611	11,206	11,931
Accrued Interest & Other Assets	7,585	8,001	7,553

TOTAL ASSETS	$790,375	$780,850	$769,010

Liabilities
Deposits
Non-interest bearing deposits	$82,558	$82,574	$80,176
Interest bearing deposits	558,649	548,748	543,583

TOTAL DEPOSITS	641,207	631,322	623,759
Short-term borrowings	2,000	2,000	198
Federal Home Loan Bank Advances	55,250	57,885	58,250
Subordinated Debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	8,569	7,054	6,499

TOTAL LIABILITIES	717,336	708,571	699,016

Shareholders' Equity
Common stock (1)	-	-	9,234
Additional paid-in	13,071	13,250	4,015
Retained earnings	63,547	62,957	59,612
Treasury stock, at cost (359,682 shares for Mar 2007,
369,546 shares for Dec 2006, and
248,884 shares for Mar 2006)	(5,106)	(5,271)	(3,602)
Accumulated other comprehensive income	1,527	1,343	735

TOTAL SHAREHOLDERS' EQUITY	73,039	72,279	69,994

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$790,375	$780,850	$769,010

Nonperforming Assets	$1,702	$1,928	$2,597
% of Total Assets	0.22%	0.25%	0.34%
Trust Assets	$224,932	$206,899	$197,574

Consolidated Income Statement (Unaudited)	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006

Interest Income
Loans including fees	$10,406	$9,434
Deposits with banks	102	102
Federal funds sold	115	156
Securities	1,989	1,816

TOTAL INTEREST AND DIVIDENDS	12,612	11,508
Interest Expense
Deposits	4,669	3,783
Federal Home Loan Bank advances	673	703
Subordinated Debentures	220	200

Total interest expense	5,562	4,686
NET INTEREST INCOME	7,050	6,822
Provision for loan losses	126	365

NET INTEREST AFTER PROVISION	6,924	6,457
Other Income
Trust income	261	255
Service charges on deposits	935	956
Other charges and fees	182	149
Net security gains	13	341
Mortgage Servicing Income	5	54
BOLI	131	168
Wealth Management	152	114
Other	236	126

TOTAL OTHER INCOME	1,915	2,163
Non-Interest Expenses
Salaries and Benefits	3,178	2,668
Occupancy, net	836	738
Data Processing	552	496
Amortization of intangible	25	103
Director's Fees	89	95
Total other expenses	1,579	1,342

Total non-interest expenses	6,259	5,442
NET INCOME BEFORE TAXES	2,580	3,178
Federal income tax	659	747

NET INCOME	$1,921	$2,431

Earnings Per Share, Fully diluted	$0.22	$0.27
Dividends Per Share	$0.15	$0.14
Return on Average Assets (ROA)	1.00%	1.30%
Return on Average Equity (ROE)	10.68%	14.28%

(1) On April 18, 2006, the shareholders of the Corporation voted to change from $1.00 par value to no par stock. The change had no effect on the dollar amount of total shareholder’s equity and simply resulted in a reclassification between the common stock and additional paid in capital line items.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.